Exhibit 2

PROTECTIVE LIFE INSURANCE COMPANY

[ Nashville, Tennessee ]

(A Stock Insurance Company)

INDIVIDUAL SINGLE PREMIUM DEFERRED REGISTERED INDEX-LINKED ANNUITY CONTRACT

(Non-Participating)

Protective Life Insurance Company agrees to provide the benefits described in this Contract.  The Contract alone governs the rights of the parties.

THIS IS A REGISTERED INDEX-LINKED ANNUITY CONTRACT

The investment gain or loss for each Strategy depends in part upon the performance of the Strategy’s independent Reference Index, as described in the Contract.  Although the Contract Value will be affected by the performance of the indices, the Contract does not participate directly in any index or stock investment.

MARKET VALUE ADJUSTMENT

During a market value adjustment period, withdrawals from the Contract that exceed any available free-withdrawal amount are subject to an unlimited Market Value Adjustment. The Market Value Adjustment may result in substantial upward and downward adjustments to the amount deducted from the Contract to satisfy your withdrawal request.

MARKET VALUE ADJUSTMENT AND WITHDRAWAL CHARGE WAIVER

The Market Value Adjustment and Withdrawal Charge will be waived if the conditions set forth in the Contract are met.

RIGHT TO CANCEL

YOU HAVE THE RIGHT TO RETURN THIS CONTRACT.  You may cancel this Contract within [ 10 ] days after you receive it by returning it to our administrative office, or to the agent who sold it to you, with a written request for cancellation.  If you return it by mail, the cancellation will be effective on the postmark date on the properly addressed and postage-paid envelope.  We will promptly return your Contract Value.  This amount may be more or less than your Purchase Payment.  In states where specifically required, we will promptly return the greater of your Purchase Payment, or the Contract Value.

THIS IS A LEGALLY BINDING CONTRACT - READ IT CAREFULLY

Administrative Office:

PROTECTIVE LIFE INSURANCE COMPANY

[ www.Protective.com ]

[ 2801 Highway 280 South, Birmingham, Alabama  35223

P. O. Box 1928, Birmingham, Alabama  35201-1928

(800) 456-6330 ]

SG-RILA-P-2017	[ 4/20 ]

TABLE OF CONTENTS

SCHEDULE	A

DEFINITIONS	1

PARTIES TO THE CONTRACT	2
Company	2
Owner	2
Change of Owner	2
Beneficiary	2
Change of Beneficiary	3
Annuitant	3
Change of Annuitant	3
Payee	3

GENERAL PROVISIONS	3
Entire Contract	3
Modification of the Contract	3
Non-Participating	3
Incontestability	3
Application of Law	3
Form Approval	4
Separate Account	4
Assignment	4
Protection of Proceeds	4
Minimum Values	4
Reports	4
Error in Age or Gender	5
Settlement	5
Receipt of Payment	5
Premium Tax	5
Notice	5

PURCHASE PAYMENT AND ALLOCATION INSTRUCTIONS	5
Purchase Payment	5
Allocation Instructions	6
Reallocating Contract Value on Maturity Dates	6

HOLDING ACCOUNT	7
Holding Account	7
Crediting Interest	7
Holding Account Value	7

THE STRATEGIES	8
Strategies, Generally	8
Strategy Elements	8
Confirming Your Strategy Elections	9

HOW WE USE THE REFERENCE INDEXES	9
Reference Index	9
Unavailability of, or Substantial Change to an Index	9
Index Performance	9

STRATEGY PERFORMANCE AND VESTING	9
Strategy Performance	9
Vesting Factor	10

STRATEGY BASE AND STRATEGY VALUE	10
General Description	10
Base (Strategy Base)	10
Value (Strategy Value)	11

WITHDRAWALS AND SURRENDERS	11
Withdrawals	11
Important Considerations Regarding Withdrawals	11
Market Value Adjustment (“MVA”) and Withdrawal Charge	12
MVA and Withdrawal Charge Waivers	12
Calculating Amounts Associated with a Withdrawal (or Surrender) Request	12
Prompt Payment and Suspension or Delay in Payment of Withdrawal or Surrender	13

DEATH BENEFIT	13
Death of an Owner	13
Death of the Annuitant	13
Death Benefit	13
Payment of the Death Benefit	13

INCOME PAYMENTS	14
Annuity Date	14
Income Payments	14
Selection of the Annuity Option	14
Annuity Options	14
Minimum Amounts	15
Guaranteed Purchase Rates	15

FIXED ANNUITY TABLES	15

ENDORSEMENTS AND RIDERS	following contract page 15

[ PROTECTIVE MARKET DEFENDER II ] SCHEDULE

CONTRACT NUMBER	ISSUE DATE
[ IMG00000001 ]	[ August 20, 2018 ]

PURCHASE PAYMENT APPLIED ON THE ISSUE DATE	TAX-QUALIFIED STATUS
[ $50,000.00 ]	[ Non-Qualified ]

PRIMARY OWNER	BIRTH DATE OF PRIMARY OWNER
[ John Doe ]	[ October 15, 1952 ]

JOINT OWNER	BIRTH DATE OF JOINT OWNER
[ None ]	[ Not Applicable ]

ANNUITANT	BIRTH DATE OF ANNUITANT
[ John Doe ]	[ October 15, 1952 ]

BENEFICIARY	DEATH BENEFIT
As contained in our records	[ Optional — Return of Purchase Payment ]

AGENT	ANNUITY DATE
[ Allen Agent ]	[ October 15, 2047 ]
[ Brisk Financial Services ]
[ 5678 High Street ]	INSURANCE REGULATORY AUTHORITY
[ Anycity, Anystate 12345 ]	[ Anystate Department of Insurance ]
[ 987-654-3210 ]	[ 123-456-7890 ]
[ contact.doi@anystate.gov ]

CONTRACT LIMITS

Issue Ages:	We will not issue a Contract [ before the youngest Owner’s or Annuitant’s [ 50th ] birthday, nor ] on or after the oldest Owner’s or Annuitant’s [ 86th ] birthday.

Latest Annuity Date:	The oldest Owner’s or Annuitant’s [ 95th ] birthday.

Purchase Payment:	The entire Purchase Payment must be identified on your application and received at our Administrative Office within [ 60 ] days of the Issue Date.

Minimum Purchase Payment:	[ $25,000.00 ]

Maximum Purchase Payment:	[ $1,000,000.00 ]

Additional Purchase Payments:	Not permitted.

Minimum Withdrawal Request:	[ $100.00 ]

Minimum Amount to Establish an Initial Strategy:	[ $5,000.00 ] An ‘Initial Strategy’ is a Strategy established on the Start Date occurring immediately after we have received the entire Purchase Payment.

Strategy Start and Maturity Dates:	[ The first and third Wednesday of each month, ] or the next Business Day for any [ first or third Wednesday ] that is not a Business Day.

SG-RILA-P-2017S-1	[ Protective Market Defender II 4/20 ]

A

[ PROTECTIVE MARKET DEFENDER II ] SCHEDULE

HOLDING ACCOUNT

The interest rate shown below is effective on the Issue Date but is not guaranteed thereafter.  However, we will not declare an interest rate for this account less than the Minimum Interest Rate shown below.

Holding Account Interest Rate on the Issue Date:	[ 1.35% ]

Minimum Interest Rate for the Holding Account:	[ 1.00% ]

STRATEGIES AVAILABLE ON THE ISSUE DATE

Elements designated as “Minimum” (“Min”) are guaranteed.  They are set on the Issue Date and will not change.

Other Strategy Elements - Floors, Buffers, Caps, and Participation (“Par”) Rates — are current rates that apply only to initial Strategies (Strategies established on the Contract’s first Start Date).  We have the right to change non-guaranteed elements for any Strategy offered in the future.

Index	Term	Downside Protection	[ Crediting Method ]	[ Crediting Method Minimum Guarantee ]	Initial Contract Allocation %

[[ S&P 500 ]	[ 1-Year ]	0% Floor	[ 3.00% Cap ]	[ Min 1.5% Cap ]

[ S&P 500 ]	[ 1-Year ]	[ -5% ][ Floor ]	[ 7.00% Cap ]	[ Min 1.5% Cap ]

[ S&P 500 ]	[ 1-Year ]	[ -10% ][ Floor ]	[ 12.00% Cap ]	[ Min 1.5% Cap ]

[ S&P 500 ]	[ 1-Year ]	[ -20% ][ Floor ]	[ No Cap, 130% Participation Rate ]	[ Min 1.5% Cap, and Min 100% Par Rate ]

[ S&P 500 ]	[ 1-Year ]	[ -15% ][ Buffer ]	[ 7.50% Cap ]	[ Min 1.5% Cap ]

[ MSCI EAFE ]	[ 1-Year ]	0% Floor	[ 4.00% Cap ]	[ Min 1.5% Cap ]

[ MSCI EAFE ]	[ 1-Year ]	[ -5% ][ Floor ]	[ 8.00% Cap ]	[ Min 1.5% Cap ]

[ MSCI EAFE ]	[ 1-Year ]	[ -10% ][ Floor ]	[ 14.00% Cap ]	[ Min 1.5% Cap ]

[ MSCI EAFE ]	[ 1-Year ]	[ -20% ][ Floor ]	[ No Cap, 145% Participation Rate ]	[ Min 1.5% Cap, and Min 100% Par Rate ]

[ MSCI EAFE ]	[ 1-Year ]	[ -15% ][ Buffer ]	[ 10.35% Cap ]	[ Min 1.5% Cap ]

The Participation Rate for a Crediting Method is 100%, unless a different Participation Rate is expressly stated.  The Participation Rate for Downside Protection is always 100%.

VESTING FACTOR TABLES

Vesting Factors are established on the Issue Date and will not change.

For All Crediting Methods (when Index Performance > 0%):

Strategy Term Elapsed Description:	Strategy Term Elapsed Numerical:	Vesting Factor:

[ During the [ first ½ ] of the Strategy Term	[ < 0.500 ]	[ 25% ]

During the [ second ½ ] of the Strategy Term, but before the Maturity Date	[ >0.500, but < 0.999 ]	[ 50% ]]

On the Strategy Maturity Date	1.000	100%

For Downside Protection (when Index Performance < 0%): Strategy with a Floor:	1.000 (Fully Vested from the Start Date)

Strategy with a Buffer:	The fractional portion of the Strategy Term elapsed (expressed as a decimal) multiplied by the Buffer percentage

B

[ PROTECTIVE MARKET DEFENDER II ] SCHEDULE

WITHDRAWALS AND SURRENDERS

Certain amounts and time periods in the “WITHDRAWALS AND SURRENDERS” section of the Schedule are defined in Contract Years, which are measured by Anniversaries elapsed since the Start Date of the Initial Strategies (not the Contract’s Issue Date).  Refer to the ‘DEFINITIONS’ and ‘THE STRATEGIES’ sections of the Contract for the descriptions of these terms.

[ Annual Free Withdrawals

Annual Free-Withdrawal Percentage:	[ 10% ] The annual free-withdrawal percentage is set on the Issue Date and will not change.

The free-withdrawal amount is the amount that may be withdrawn each Contract Year without being subject to the market value adjustment and, if applicable, the withdrawal charge (described below).

During the first Contract Year, the free-withdrawal amount is equal to [ 10% ] of the Contract Base that established the Initial Strategies.  In subsequent Contract Years, it is equal to [ 10% ] of the Contract Base on the Anniversary that begins the new Contract Year.  (‘Contract Base’ is the sum of all the Strategy Bases on a Business Day.)

The free-withdrawal amount will not be less than $0.

The free-withdrawal amount is not cumulative; any portion not withdrawn during a Contract Year is not carried forward. ]

[ Withdrawal Charge

A withdrawal charge applies to withdrawals (or a surrender) taken during the withdrawal charge period that exceeds the free-withdrawal amount available (described above).

We calculate the withdrawal charge by applying the applicable withdrawal charge percentage (from the table below) to: the amount we reduce the Contract Base to satisfy the withdrawal request minus the available free-withdrawal amount, after applying the MVA (described in the next section).

The amount we reduce the Contact Base is the sum of the amounts we reduce the Strategy Base(s) for that withdrawal request.

Withdrawal Charge Period:	[10] Contract Years

The Withdrawal Charge Period and Percentages are set on the Issue Date and will not change. Withdrawal Charge Percentages are based on the number of complete Contract Years elapsed since the Start Date of the Initial Strategies.

Withdrawal Charge Percentages Table

Contract Years Elapsed Since Start Date of the Initial Strategies	Withdrawal Charge Percentage	Contract Years Elapsed Since Start Date of the Initial Strategies	Withdrawal Charge Percentage
[ 0 ]	[ 9.0% ]	[ 5 ]	[ 4.0% ]
[ 1 ]	[ 8.0% ]	[ 6 ]	[ 3.0% ]
[ 2 ]	[ 7.0% ]	[ 7 ]	[ 2.0% ]
[ 3 ]	[ 6.0% ]	[ 8 ]	[ 1.0% ]
[ 4 ]	[ 5.0% ]	[ 9 ]	[ 1.0% ]
		[ 10+ ]	[ 0% ] ]

C

[ PROTECTIVE MARKET DEFENDER II ] SCHEDULE

MARKET VALUE ADJUSTMENT

During an MVA Period, the market value adjustment (“MVA”) adjusts the amount we deduct from the Contract to satisfy a withdrawal requested.  The MVA is not limited.  It can decrease, increase, or have no effect on the amount we deduct.

Initial MVA Period: [ 6 ] year[ s ] — The initial MVA period begins on the Start Date of the Initial Strategies, and ends on the Anniversary that occurs [ 6 ] years afterward.

Subsequent MVA Period(s): [ 1 ] year[ s ] — Subsequent MVA periods begin immediately upon the expiration of the previous MVA Period and end on the Anniversary that occurs [ 1 ] years[ s ] afterward.

MVA Rate:  The MVA Rate is a representative indicator of market interest rates.  We use MVA Rates in the MVA formula to calculate the market value adjustment.  An MVA Rate is identified daily.  For any date, the MVA Rate is the sum of 1) and 2), below, as of the close of the prior Business Day:

1)             the Constant Maturity Treasury Rate for a duration equal to the current MVA Period; plus,

2)             [ the Barclays U.S. Long Credit Index OAS. ].

Unavailability of or Substantial Change in the Components Used to Determine the MVA Rates:  If the Constant Maturity Treasury Rate or [ the Barclays U.S. Long Credit Index OAS ] are no longer available to us, or if the manner in which either of these are determined substantially changes, we will substitute a comparable rate or index, subject to all necessary regulatory approvals.  We will send you an endorsement describing the substitution.

MVA Formula:  The MVA formula measures the change in MVA Rates between two specified Business Days,  and includes a component that reduces the MVA as a factor of time.  The MVA formula is:

( I — C) x ( N/12 ), where:

I = the MVA Rate on the Start Date of the current MVA Period

C = the MVA Rate on the Business Day as of which we execute the withdrawal request

N = the number of complete months remaining in the current MVA Period

The result of the MVA formula is a percentage (negative, positive, or zero).  That percentage is multiplied by the amount the requested withdrawal exceeds the available free-withdrawal amount to determine the dollar amount of the MVA.

Depending upon the type of withdrawal you request (‘net’ or ‘gross’), a negative result from the MVA formula increases the amount we deduct from the Contract Value to satisfy your withdrawal request or reduces the withdrawal proceeds.  Conversely, a positive result from the MVA formula reduces the amount we deduct from the Contract Value to satisfy your withdrawal request or increases the withdrawal proceeds.  If the MVA is $0, it has no effect on the amount deducted from the Contract or the withdrawal proceeds.

The MVA is $0 during the last month of an MVA Period.

D

DEFINITIONS

(Defined terms may not be capitalized in the text of the Contract.)

Age:  On a person’s birthday, the age (in years) of the person on that day.  On any other day, the person’s age as of her or his last birthday.

Annuity Date:  The date as of which the Contract Value, less any applicable premium tax, is applied to an Annuity Option.

Annuity Option:  A method for determining the income payments we make starting on the Annuity Date.

Anniversary:  An annual date used to measure ‘years’, as it relates to Contract features.  When the feature is based on calendar years (such as age) the anniversary is the same date in each calendar year — for example, January 12th.  When the feature is based on Strategy Terms measured in ‘years’ (or “Contract Years”), the anniversary is the same relative month and day of each calendar year — for example, 1st or 3rd Wednesday of the month.

Business Day:  Any day on which both the Company and the New York Stock Exchange (NYSE) are open for regular business and on which every index used to determine any value under this Contract is compiled and published by its owner.

Contract Base:  The sum of the Strategy Base(s) at the end of each Business Day.

Contract Value:  The sum of the Strategy Value(s), at the end of each Business Day.

Contract Year:  The approximate 12-month period beginning on the Contract’s first Strategy Start Date and ending on the same relative month and day in each subsequent calendar year.  (See, “Anniversary” definition, above.)  For Contracts that offer only Strategy Terms measured in full ‘years’, Contract Years begin and end on Strategy Start and Maturity Dates.

Issue Date:  The date as of which the Purchase Payment (or, the first portion of the Purchase Payment) is applied to the Contract, and the date the Contract takes effect.  The Issue Date is shown on the Schedule.

Maturity Date:  The Business Day on which a Strategy is scheduled to end.  When a Strategy term is measured in ‘years’, the Maturity Date is the same relative day and month in the last year of the term.  When a Strategy is measured in ‘months’ it is the same relative day in the last month of the term.

Maturity Value:  The value of a Strategy on its Maturity Date.

Purchase Payment:  The amount paid by the Owner and accepted by the Company as consideration for the Contract.

Start Date:  The Business Day on which a Strategy is established.

Strategy:  A specific, defined method for determining the gain or loss attributable to each discrete allocation you make under this Contract.

SG-RILA-P-2017	1	[ 4/20 ]

Strategy Elements:  The primary attributes of a Strategy that define how a Strategy’s gain or loss will be determined.

Strategy Value:  The redeemable value of a Strategy as of the close of each Business Day, before application of the market value adjustment and before the deduction of any applicable withdrawal charge, fees and premium tax.

PARTIES TO THE CONTRACT

Company — Protective Life Insurance Company, also referred to as “Protective Life”, “the Company”, “we”, “us” and “our”.

Owner — The person or persons who own the Contract and are entitled to exercise all the rights and privileges it provides.  A Contract may have up to two Owners.  Individuals as well as non-natural persons, such as corporations or trusts, may be Owners.  The Owner is referred to as “you” and “your”.  If any Owner is not an individual:

1)             the Annuitant’s Age, birthday or death will be used when Contract provisions refer to an Owner’s Age, birthday or death; and

2)             the Annuitant may exercise an Owner’s contractual rights and privileges when permitted by the Owner or required by the Internal Revenue Code.

Change of Owner — You may instruct us to change the Owner provided:

1)             the new Owner’s Age on the Issue Date would not have prevented her or his purchase of this Contract on that date;

2)             the new Owner’s Age on the date any attached optional benefit rider took effect would not have prevented her or his purchase of that optional benefit rider on that date; and

3)             after the change of Owner, the Latest Annuity Date will be on or after the Annuity Date in effect when the change of Owner is requested.

See the Schedule, and the schedule of any attached optional benefit rider, for Age and Annuity Date limits.

A change of Owner may limited by the “Assignment” provision in the “GENERAL PROVISIONS” section of this Contract.

Beneficiary — The person or persons who may receive the benefits of this Contract upon the death of an Owner.

Primary — The Primary Beneficiary is the surviving Owner, if any.  If there is no surviving Owner, the Primary Beneficiary is the person or persons designated by the Owner according to our records.

Contingent — The Contingent Beneficiary is the person or persons designated by the Owner according to our records to be Beneficiary if the Primary Beneficiary is not living.

If no Beneficiary designation is in effect or if no Beneficiary is living at the time of an Owner’s death, the Beneficiary will be the estate of the deceased Owner.  If an Owner dies on or after the Annuity Date, the Beneficiary will become the new Owner.

Change of Beneficiary — Unless designated as “irrevocable”, you may instruct us to change the Beneficiary before the death of any Owner.  An irrevocable Beneficiary is one whose written consent is needed before you can change the Beneficiary or exercise certain other rights.

Annuitant — The person on whose life income payments may be based.  The Primary Owner is the Annuitant unless you designate another person as the Annuitant.

Change of Annuitant — You may instruct us to change the Annuitant before the Annuity Date provided:

1)             the new Annuitant’s Age on the Issue Date would not have prevented her or his designation as Annuitant on that date;

2)             the new Annuitant’s Age on the date any attached optional benefit rider took effect would not have prevented her or his designation as Annuitant on that date; and,

3)             after the change of Annuitant, the Latest Annuity Date will be on or after the Annuity Date in effect when the change of Annuitant is requested.

See the Schedule, and the schedule of any attached optional benefit rider, for Age and Annuity Date limits.

The Annuitant may not be changed if any Owner is not an individual.

Payee — The person or persons designated by the Owner to receive payments from this Contract.  Before the Annuity Date, the Owner is the Payee unless you instruct us otherwise.  You may change the Payee at any time.

GENERAL PROVISIONS

Entire Contract — This Contract and its attachments, including a copy of your application and any riders, endorsements and amendments, constitute the entire agreement between you and us.  Statements in the application are considered representations and not warranties.

Modification of the Contract — No one is authorized to modify or waive any term or provision of this Contract unless we agree to the modification or waiver in writing and it is signed by our President, Vice-President, or Secretary.  We reserve the right to change or modify the provisions of this Contract to conform to any applicable laws, rules or regulations issued by a government agency or to assure continued qualification of the Contract as an annuity contract under the Internal Revenue Code.  We will obtain all necessary regulatory approvals and will send you a copy of the endorsement that modifies the Contract.

Non-Participating — This Contract does not share in our surplus or profits, or pay dividends.

Incontestability — We will not contest this Contract after it is issued.

Application of Law — The provisions of this Contract, any riders, endorsements, and amendments will be interpreted in a manner consistent with the Internal Revenue Code (“IRC”) of 1986, as amended, and specifically, in a manner consistent with IRC §72(s).

Form Approval — This Contract was approved by the Insurance regulatory authority of the state in which it was delivered and complies with its requirements.

Separate Account — The assets supporting this Contract are held in a non-insulated, non-unitized, separate account.  The separate account was established to manage and account for assets supporting our registered, index-linked deferred annuity contracts.  Because this separate account is not insulated, its assets are subject to the Company’s general obligations and liabilities.

Assignment — Generally, you have the right to assign your interest in this Contract if it is a non-qualified annuity and is otherwise permitted under applicable law.  You must submit a written request for assignment, and we must approve it.  We will not withhold our approval unreasonably.  However, to the extent permitted by law, we have the right to decline an assignment on a non-discriminatory basis.  We will not permit you to assign the Contract if doing so would violate — or result in noncompliance with - any law or regulation. We do not assume any responsibility for the assignment.  Yet we may require proof of the nature and extent of the assignee’s interest before we make a payment to the assignee.

Protection of Proceeds — To the extent permitted by law, and except as provided by an assignment, no benefits payable under this Contract will be subject to the claims of creditors.

Minimum Values — Values available under the Contract, including any paid-up annuity, surrender and death benefit values, are at least equal to the minimum required by the state in which the Contract is delivered.

Reports — In addition to correspondence we send you advising of Maturity Dates and other routine administrative matters, we provide two separate reports to document your financial transactions under the Contract.

We prepare a transaction confirmation each time we execute:

•                  an allocation instruction from you;

•                  your request for a withdrawal from (or a surrender of) the Contract; or

•                  any other financial transaction permitted under the Contract that you request.

The confirmation will show the transaction date and all other details relevant to the transaction.  The confirmation will be sent to you the Business Day following the transaction date according to the instructions contained in our records.

At least annually before the Annuity Date, we will prepare a statement showing:

•                  the Contract Value and values associated with each Strategy as of the statement beginning and end dates;

•                  information about the surrender value (including the effect of the withdrawal charge and market value adjustment) and the death benefit as of the statement end date;

•                  a reconciliation of all transactions that occurred during the statement period; and,

•                  any other information required by law.

We will send the statement to you, according to the instructions contained in our records, not more than 31 calendar days after the statement end date.

Copies of confirmations and statements are available upon request at no charge.

Error in Age or Gender — When a Contract benefit, or any charge or fee is contingent upon any person’s age or gender, we may require proof of such.  We may suspend any payment due until that proof is provided.  When we receive satisfactory proof, we will make all the payments that became due during the period of suspension.

If after proof of age and gender is provided, it is determined that the previous information you furnished was not correct, we will adjust the benefits, charges, or fees to those that would result based upon the correct information.  If we have underpaid a benefit because of the error, we will make up the underpayment in a lump sum.  If the error resulted in an overpayment, we will deduct the amount of the overpayment from the Contract Value or from any current or future payment due under the Contract.  Underpayments and overpayments will bear interest at an annual effective interest rate of 3%.

Where the use of unisex mortality rates is required, we will not make any determination or adjustment based upon gender.

Settlement — We pay all the benefits due under this Contract from our administrative office.  You may apply the benefit amount to any option we offer for such payments at that time.  Unless you instruct us otherwise before we make any payment, we will use the instructions contained in our records at that time.  In either case, we are no longer liable for any payment after we make it.

Receipt of Payment — If any Owner, Annuitant, Beneficiary or Payee is incapable of giving a valid receipt for any payment, we may pay it to whoever has legally assumed her or his care and principal support.  We are no longer liable for any such payment after we make it.

Premium Tax — We will deduct premium tax where required.  We may deduct it from: the Purchase Payment when we accept it; the surrender value; the death benefit; or, amounts applied to an Annuity Option.

Notice — Any instruction about this Contract, and any request to change or assign it, must be submitted in a form satisfactory to us.  We must receive it at our administrative office.  If submitted in writing, it will be effective as of the date you sign it, unless it specifies a different effective date.  Otherwise, it will be effective as of the calendar date on which we receive it.  However, we are not responsible for following any instruction or making any change or assignment before we receive it.

PURCHASE PAYMENT AND ALLOCATION INSTRUCTIONS

Purchase Payment — You send your Purchase Payment to our administrative office. It should be made by a check payable to Protective Life, or by any other method we allow.  Specific Purchase Payment limits are shown on the Schedule.  We reserve the right not to accept any Purchase Payment.

We will issue your Contract as of the date we receive your Purchase Payment.  Generally, your Purchase Payment is applied to the Holding Account, which is described in the next section of the Contract.  However, if we receive the entire Purchase Payment on a Start Date before 3 p.m. Central Time we will apply it according to your allocation instructions to establish the initial Strategy(ies), and issue the Contract on that Business Day.

Purchase Payment (continued) — If your Purchase Payment is coming from different sources or if, for any reason, we expect to receive portions of it at different times, we will issue the Contract when we receive the first portion and apply that amount to the Holding Account.  Each additional portion will be applied to the Holding Account when we receive it.  When we have collected the separate portions of your Purchase Payment from all sources indicated on the application, we will apportion the entire Holding Account value — which includes all interest earned — according to your allocation instructions on the next Start Date and establish your initial Strategy(ies).

Any portion of your Purchase Payment not received by the end of the period described in the ‘Purchase Payment’ provision in the Schedule will be returned, unless you request and we agree to an extension.

Allocation Instructions — You tell us on the application how to allocate your Purchase Payment among the available Strategies using whole percentages.  Thereafter, you should send allocation instructions:

•                  when we request them from you — in advance of a Maturity Date, for example; or,

•                  anytime you wish to re-allocate Contract Value on an upcoming Start Date.

You may provide subsequent allocation instructions in either dollars or percentages - but if in percentages, you must use whole percentages.  We will convert allocation instructions in dollars into percentages, rounding to the nearest whole percentage.

The instruction must include all the information we need to complete it.  You may submit an allocation instruction at any time and may change it before we execute it.  We will execute valid allocation instructions that Business Day if received prior to 3 p.m. Central Time on a Start Date, or if not, on the next available Start Date.

If any allocation instruction would result in a Strategy’s Maturity Date that occurs after the Contract’s Annuity Date, we will allocate that portion of the Contract Value to a 0% Floor Strategy using the same Reference Index.

Reallocating Contract Value on Maturity Dates — You may re-allocate Contract Value among the available Strategies only on the existing Strategy’s Maturity Date.  Generally, your entire Contract Value will be eligible for reallocation on the same Business Day because Strategies with the same Term established on the same Start Date will mature on the same date.  However, Strategies with different Terms may mature on different dates, so reallocation of their Maturity Value(s) may occur on different Business Days.

Not more than 45, nor less than 30 calendar days before a Strategy matures, we will advise you of the upcoming Maturity Date and request allocation instructions.  If we do not receive your instructions by the Maturity Date and we do not have an automatic rebalancing instruction from you, we will apply the Strategy’s entire Maturity Value to a new Strategy with the same Term, Downside Protection, and similar Crediting Method as the maturing Strategy.  However, the Cap and/or Participation Rate for the new Strategy will be those currently offered and may be different that those associated with the maturing Strategy.

Reallocating Contract Value on Maturity Dates (continued) — The maturity notice will include a description of the maturing Strategy(ies) but - because the notice will be sent well in advance of the Maturity Date - it will not include the Maturity Value(s), nor will it provide information on the Strategies that will be offered at that time.  Information about the Strategies that will be offered will be available at least two weeks before the Maturity Date.  Specifically, we will announce the available Strategies along with all corresponding Strategy Elements on the Start Date that occurs immediately prior to the existing Strategy’s Maturity Date.

Any time after the information is announced, you may obtain it by

•                  calling our Annuity Contact Center at the phone number on the cover of this Contract; or,

•                  logging into your online personal account page on our website at the website address on the cover of this Contract; or,

•                  contacting the financial advisor who sold or services your Contract.  Contact information for the financial advisor who sold you this Contract is on the Schedule.

HOLDING ACCOUNT

Holding Account — The Holding Account is a short-term account used exclusively to receive and hold the Purchase Payment until it is allocated to one or more Strategies according to your allocation instructions.  Because the MVA Period and withdrawal charge period begin on the Contract’s first Start Date (the Business Day on which the initial Strategy(ies) are established) the Holding Account is not subject to the market value adjustment and withdrawal charge.

The interest rate for the Holding Account is declared in advance but is not guaranteed for any specific period.  However, we will not declare an interest rate for this account less than the Minimum Interest Rate for the Holding Account shown on the Schedule.  Generally, we review and declare the interest rate for this account at certain intervals — for example:  every two weeks — but we reserve the right to declare a new interest rate at any time, and without any prior notice to you.

Interest rates for this account are associated with an effective date — the date on which the rate takes effect. The effective date will not be earlier than the day immediately following the day on which the rate is declared, but it may be later.  On and after each effective date, that rate applies to the entire Holding Account value and remains in effect until we set a different rate.

Crediting Interest — We credit interest to the Holding Account at the end of each Business Day.  The applicable daily interest rate is the rate that, when compounded, yields the annual effective interest rate in effect at that time.  At the end of each Business Day, we multiply the applicable daily interest rate by the value of the Holding Account to determine the dollar amount of interest earned.

Holding Account Value — On any day, the Holding Account value is equal to:

•                  the Purchase Payment applied to the Holding Account; plus,

•                  interest credited to the Holding Account; minus,

•                  aggregate amounts deducted from the Holding Account to satisfy withdrawal requests, if any; minus,

•                  amounts transferred from the Holding Account to establish a Strategy.

Holding Account Value (continued)— On and after the Business Day we apply the Holding Account value to the Strategy(ies) according to your allocation instructions, the Holding Account value will be $0, and Contract Value may not be allocated to the Holding Account while the Contract remains in force.

THE STRATEGIES

Strategies, Generally — A Strategy is the primary subdivision of the Contract we use for recordkeeping and calculating values.  You establish one or more Strategies initially by allocating your Purchase Payment - and afterward - your Contract Value among the Strategies we are offering at the time.  Each Strategy is defined by a Term, along with other Strategy Elements:

•                  the dollar amount you allocated to establish the Strategy

•                  a Reference Index

•                  Downside Protection — the Floor or Buffer (including a Participation Rate, if applicable) — and amount of risk protection you select

•                  Crediting Method — the Cap (including a Participation Rate, if applicable) — the maximum positive index performance used to calculate interest.

Strategy Elements are guaranteed only during a Strategy’s Term.  We declare the Strategy Elements associated with new Strategies not less than two weeks prior to the Start Date on which they will be offered. We will not declare Strategy Elements that are less than the minimums shown on the Contract Schedule.

Strategy Elements — The Strategy Elements that may be offered under this Contract are described below.

Term: The period of time from a Strategy’s Start Date through its Maturity Date.  We define a Term in either ‘years’ or ‘months’.  However, due to the method we use to begin and mature Strategies, a Term will not correspond with calendar dates.  For example, a 1-year Strategy with a Start Date on the 3rd Wednesday in January will have a Maturity Date on the 3rd Wednesday of January in the next calendar year regardless of their respective calendar dates.  Similarly, a 6-month Strategy with a Start Date on the 1st Wednesday in May, will have a Maturity Date on the 1st Wednesday in November of the same calendar year, regardless of their respective calendar dates.

Floor: A type of Downside Protection that places a limit on negative investment results of the Reference Index that will reduce values associated with the Strategy.  The Floor is the maximum percentage the Strategy can lose even if negative performance exceeds that percentage.

Buffer:  A type of Downside Protection that places a limit on negative investment results of the Reference Index that will not reduce values associated with the Strategy.  If negative performance exceeds the Buffer, that excess negative performance will reduce those values.  Your exposure to negative performance is reduced by the Buffer, but your ultimate exposure can be substantial.

Cap: The maximum interest rate we will apply to a Strategy.  If a Cap is specified, we will not credit a higher rate of interest than the Cap, regardless of positive performance of the Reference Index.  If no Cap is specified, or if it is specified “N/A”, Strategy gains are not limited by a Cap.

Participation Rate: The portion of the Reference Index performance used to calculate the Strategy’s investment results.  A Participation Rate may be greater than, less than, or equal to 100%.  If no Participation Rate is specified, or if it is specified “N/A”, the associated Participation Rate is 100%.

Confirming Your Strategy Elections — The transaction confirmation we send after we execute your allocation instructions will provide the specific details about the Strategy Elements, including the Start Date and scheduled Maturity Date.

HOW WE USE THE REFERENCE INDEXES

Reference Index — The investment gains and losses ultimately applied to a Strategy depend, in part, upon the performance of an independent reference index that we do not control in any way.  We are permitted to use each index under a license from its owner/publisher, but are not associated with them in any other way.  Each Strategy has a single, specific Reference Index.

Unavailability of, or Substantial Change to, an Index — If the index for any indexed strategy is no longer available to us, or if the manner that the index is determined substantially changes, we will substitute a comparable index subject to all necessary regulatory approvals.  Should this occur, we will send you an endorsement describing the substitution.

Index Performance — Index Performance is the percentage change in the Strategy’s Reference Index between two points in time.  We determine the Index Performance according to the formula below:

Index Performance = [(IVE — IVS) ÷ IVS]

where,

IVE  is the Index Value as of the date the Index Performance is calculated; and,

IVS  is the Index Value as of the Strategy’s Start Date.

The Index Value is the closing value of the index at the end of each Business Day, as determined and published by the compiler of the index.  For any day that is not a Business Day, the index value is the closing value of the index as of the next Business Day.

Because Start Dates and Maturity Dates occur on the same day, the Index Value on an existing Strategy’s Maturity Date will be the same as the Index Value of a new Strategy established on that date, provided they both use the same reference index.

STRATEGY PERFORMANCE AND VESTING

Strategy Performance — Strategy Performance is the Strategy’s Index Performance after the appropriate Strategy Elements and Vesting Factor have been applied.  Strategy Performance generally limits Index Performance that is applied when calculating the daily values associated with a Strategy.  We use the formulas below to calculate Strategy Performance:

•                  When Index Performance is positive (greater than or equal to zero) and the Crediting Method uses a Cap, Strategy Performance is the smaller (less positive) of Index Performance or the Strategy Cap, multiplied by the Vesting Factor:

Strategy Performance = Minimum (Index Performance, Cap) x Vesting Factor

•                  When Index Performance is positive (greater than or equal to zero) and the Crediting Method does not use a Cap, Strategy Performance is Index Performance multiplied by the Participation Rate multiplied by the Vesting Factor:

Strategy Performance = (Index Performance x Participation Rate) x Vesting Factor

•                  When Index Performance is negative (less than zero) and the downside protection uses a Floor, Strategy Performance is the negative Index Performance, but not more negative than the Floor:

Strategy Performance = Maximum (Index Performance, Floor) x Vesting Factor

•                  When Index Performance is negative (less than zero) and the downside protection uses a Buffer, Strategy Performance is the Index Performance minus the result of multiplying the Buffer by the Vesting Factor:

Strategy Performance = Index Performance — (Buffer x Vesting Factor)

We discuss the Vesting Factor in the next provision.

Vesting Factor — The manner by which we determine the Strategy’s Vesting Factor depends upon whether it is to be used with a Crediting Method, or with Downside Protection (a Floor or a Buffer).  A Crediting Method is used when Index Performance is positive (greater than or equal to zero).  Downside Protection is used when Index Performance is negative (less than zero).

Crediting Method Vesting Factor: The Vesting Factor for any Crediting Method is a predetermined percentage associated with the portion of the time elapsed since the Strategy’s Start Date (expressed as a decimal).  The Crediting Method Vesting Factor Table is on the Schedule.

Downside Protection Vesting Factor for a Strategy with a Floor:  You are always fully vested in the Downside Protection for any Strategy when it uses a Floor.  Therefore, the numerical Vesting Factor for these Strategies is equal to 1 (100%).

Downside Protection Vesting Factor for a Strategy with a Buffer: The Vesting Factor for any Strategy when it uses a Buffer is the fractional portion of the time elapsed since the Strategy’s Start Date (expressed as a decimal) multiplied by the Strategy’s Buffer percentage, and is calculated for each withdrawal request.

STRATEGY BASE AND STRATEGY VALUE

General Description — We calculate two values associated with each Strategy (and the Contract) at the close of each Business Day.  The terms defined below each have a very specific meaning, and are used consistently throughout the Contract, and in the documentation and correspondence related to the Contract.  (When used in reference to amounts at the Contract level, the terms simply mean the sum of these respective amounts from all the current Strategies, as explained in the “DEFINITIONS” section of the Contract).

Base (Strategy Base) — The dollar amount applied to establish a Strategy on its Start Date, less a reduction for each withdrawal request, if any. If you do not take a withdrawal from a Strategy, its Base will not change during its Term. The reduction to the Base for a withdrawal is the dollar amount that reduces the Base in the same proportion that the total amount deducted from that Strategy to satisfy the withdrawal request reduced the Strategy Value.

Value (Strategy Value) — The redeemable dollar value of the Strategy at the close of each Business Day.  It is equal to the Strategy Base, multiplied by the Strategy Performance.  Strategy Values change daily due to fluctuations in the Strategy’s Reference Index.

On its Start Date, the Strategy Base is equal to the Strategy Value.  On any subsequent Business Day, Strategy Value is equal to the Strategy Base multiplied by Strategy Performance, or expressed as a formula:

Strategy Value = Strategy Base x (1 + Strategy Performance)

Strategy Value incorporates the daily fluctuations of the Strategy’s vested Index Performance, but is not a surrender value because it does not include the impact of the market value adjustment and withdrawal charge described in the next section.

WITHDRAWALS AND SURRENDERS

Withdrawals — You may request a withdrawal any time on or before the Annuity Date, provided:

•                  the amount requested is at least equal to the “Minimum Withdrawal Request” shown on the Schedule; and,

•                  immediately after the withdrawal, the Contract Base is at least equal to the “Minimum Purchase Payment” shown on the Schedule.

Withdrawals are deducted from the Strategy(ies) as described in the “Calculating Amounts Associated with a Withdrawal (or Surrender) Request” provision later in this section.  You may not specify the Strategy(ies) from which the withdrawal is taken,

If immediately after the requested withdrawal the Contract Base would be less than the Minimum Purchase Payment shown in the Schedule, we will not execute the request until we advise you of such and receive alternate instructions.

Your request must include all the information we need to complete the payment to you.

Important Considerations Regarding Withdrawals — Strategy Performance has a significant impact on:

•                  the amount you ultimately receive from a withdrawal (or surrender) request;

•                  the reduction in the Strategy Base resulting from a withdrawal request; and,

•                  the Strategy Value remaining after a withdrawal request.

As explained in the next provision, the market value adjustment and withdrawal charge may increase the impact of a withdrawal, during the period(s) they apply.  This impact can be magnified when Index Performance is negative.  A withdrawal taken under these circumstances may result in reductions to the Strategy Base and Strategy Value that are significantly larger than the withdrawal requested and the withdrawal proceeds you receive.  Any reduction in the Strategy Base — the amount upon which any future interest is paid — may significantly reduce the Contract’s future growth potential.

Therefore, you should seek competent advice and carefully consider the impact of requesting a withdrawal from the Contract — even the free-withdrawal amount — particularly when Index Performance is negative.

Market Value Adjustment (“MVA”) and Withdrawal Charge — During an MVA period, any portion of a withdrawal or surrender that exceeds the free-withdrawal amount then available is subject to a market value adjustment.  The MVA is $0 during the last month of an MVA Period.

During the withdrawal charge period, any portion of a withdrawal or surrender that exceeds the free-withdrawal amount then available is also subject to a withdrawal charge.  No withdrawal charge will be assessed beginning with the Business Day after the withdrawal charge period expires.

The ‘free-withdrawal amount’, ‘market value adjustment’, ‘MVA period’, ‘withdrawal charge’, and ‘withdrawal charge period’ are all described in their respective provisions on the Schedule.

MVA and Withdrawal Charge Waivers — We do not apply the market value adjustment to, or assess a withdrawal charge on:

•                  amounts in the Holding Account, prior to being applied to establish your initial Strategies; or, the annual free-withdrawal amount.

We also waive the MVA and withdrawal charge under other circumstances described in endorsements that may be attached to your Contract.

Calculating Amounts Associated with a Withdrawal (or Surrender) Request — When you request a withdrawal from the Contract, we must determine the amounts by which the request reduces the Strategy Bases and must calculate the net proceeds you will receive.

Step 1 — Calculating the Base Reduction Amount for Each Strategy:  The Strategy Base Reduction Amount is the specific amount we reduce each Strategy Base to satisfy your withdrawal request.  We begin by apportioning the amount requested to the various Strategies according to the current allocation instructions.  We then determine the current day Contract Value by separately calculating each Strategy Value and summing the results.  We divide the Contract Base (which is the sum of all the Strategy Bases) by the current day Contract Value to identify the Contract Base Reduction Percentage.  The Contract Base Reduction Percentage is applied to the current allocation instructions to arrive at the unique Strategy Base Reduction Percentage for each Strategy.  Finally, each Strategy Base Reduction Percentage is multiplied by the total withdrawal amount to determine the starting value of the amount we will deduct from each Strategy.

Step 2 — Calculating the MVA and Withdrawal Charge for Each Strategy:  The available free-withdrawal amount is apportioned among the Strategies according to the current allocation instructions.  We subtract the free amount attributable to each Strategy from the result of Step 1.  The difference is the amount that is subject to the market value adjustment.  That amount is multiplied by the MVA Rate to determine the dollar amount of the market value adjustment and the result is added to (or subtracted from) the amount determined in Step 1.  This is the adjusted Strategy Base Reduction Amount.  If the withdrawal occurs during the withdrawal charge period, the adjusted Strategy Base Reduction Amount is multiplied by the withdrawal charge percentage to determine the dollar amount of the withdrawal charge attributable to the Strategy.  The withdrawal charge, if any, is added to the adjusted Strategy Base Reduction Amount.  This value is the Strategy Base Reduction Amount.

Step 3 — Determining the Strategy Base After the Withdrawal:  The Strategy Base immediately after the withdrawal is the Strategy Base before the transaction minus the Strategy Base Reduction Amount (the result of Steps 1 & 2).

Step 4 — Withdrawal Proceeds and the Amount Paid to You:  The withdrawal proceeds are the sum of: a) the aggregate adjusted Strategy Base Reduction Amounts; minus, b) the aggregate withdrawal charge, if applicable.  The amount you receive from a withdrawal (or surrender) request is the withdrawal proceeds, less any applicable premium tax and any required or requested tax withholding.

Prompt Payment and Suspension or Delay in Payment of Withdrawal or Surrender — We will remit payment of the proceeds of a withdrawal or surrender request as soon as administratively possible, but no later than 5 Business Days after the date we receive the request.

However, we may delay payment of a withdrawal or surrender for up to six months, subject to prior regulatory approval.

DEATH BENEFIT

Death of an Owner — If an Owner dies before the Annuity Date while this Contract is in force, we will pay the death benefit to the Beneficiary.  If an Owner dies on or after the Annuity Date, the Beneficiary will become the new Owner and remaining payments must be distributed at least as rapidly as under the Annuity Option in effect at the time of the Owner’s death.

Death of the Annuitant — If the Annuitant is not an Owner and dies prior to the Annuity Date, the Primary Owner will become the new Annuitant unless you designate otherwise.  If any Owner is not an individual, we will treat the death of an Annuitant as the death of an Owner.

Death Benefit — We calculate the death benefit as of the Business Day we receive proof of death.  The death benefit is equal to the greater of the Contract Value or the surrender value on that date, minus any applicable premium tax.

Only one death benefit is payable under this Contract, even though the Contract may, in some circumstances, continue beyond an Owner’s death.

Payment of the Death Benefit — Unless an Owner instructs us otherwise, the Beneficiary may take the entire death benefit immediately and the Contract will terminate.  If not taken immediately, the entire interest in the Contract must be distributed under one of the following options:

1)             it must be distributed over the life of the Beneficiary, or over a period not extending beyond the life expectancy of the Beneficiary, with distribution beginning within one year of the deceased Owner’s death; or

2)             it must be distributed within 5 years of the deceased Owner’s death.

If there is more than one Beneficiary, these provisions apply to each Beneficiary individually.

Payment of the Death Benefit (continued) — If the Beneficiary is the deceased Owner’s spouse, the surviving spouse may, instead of taking the death benefit, continue the Contract and become the new Owner if the surviving spouse meets all the requirements in the “Change of Owner” provision.  The surviving spouse may designate a new Beneficiary.  Upon the surviving spouse’s death, the Beneficiary may take the entire death benefit immediately and the Contract will terminate.  If not taken immediately, the death benefit must be distributed to the Beneficiary according to either paragraph 1) or 2), above.

We will pay the death benefit as soon as administratively possible after we receive a claim in good order and due proof of death.  We pay interest on the death benefit only as required under applicable state law.

INCOME PAYMENTS

Annuity Date — When we issue the Contract the Annuity Date is the Latest Annuity Date as shown on the Schedule.  You may change the Annuity Date if you select one that is after the 1st Contract Anniversary and at least 30 days after you give us the instruction.  The Annuity Date may not be later than the Latest Annuity Date without our consent.

If this Contract is in force on the Annuity Date, you may apply the greater of Contract Value or the surrender value, minus any applicable premium tax, to an Annuity Option and begin income payments.  Or, you may take that amount in a lump sum.

Income Payments — Income payments are guaranteed periodic payments from us to the designated Payee, made according to the Annuity Option you have selected, but not less often than once a year.  Income payments may not be altered or surrendered after the Annuity Date, unless specifically permitted according to the terms of the Annuity Option you select.

Selection of the Annuity Option — You may select or change an Annuity Option up to 30 days before the Annuity Date.  If you have not selected an Annuity Option by then, we will begin income payments one month after the Annuity Date.  Those payments will be determined by applying your Contract Value minus any applicable premium tax to fixed monthly income payments under “Option B - Life Income with Payments for a 10-Year Certain Period”.

Annuity Options — You may select from among the following Annuity Options.

OPTION A — PAYMENTS FOR A CERTAIN PERIOD:  We will make income payments for the period you select from among those available at the time you make your selection.  You may not choose a certain period less than 10 years without our consent.  Payments under this Annuity Option do not depend on the life of an Annuitant.

OPTION B — LIFE INCOME WITH OR WITHOUT A CERTAIN PERIOD:  Payments are based on the life of an Annuitant.  We reserve the right to require proof that the Annuitant is living before we make any income payment under Option B.

OPTION B — LIFE INCOME WITH OR WITHOUT A CERTAIN PERIOD (continued):  If you include a certain period, we will make income payments for the lifetime of the Annuitant guaranteed for, at least, the period you select.  No certain period may be less than 10 years without our consent.  Income payments stop at the end of the certain period or when the Annuitant dies, whichever is later.

If no certain period is selected, income payments will end upon the death of the Annuitant regardless of how few, or even whether any income payments have been made.

However, if no certain period is selected and the Annuitant dies within one month of the Annuity Date but before the first income payment has been made, we will terminate this Contract and immediately pay the Beneficiary the amount applied to the Annuity Option in a lump sum.

ADDITIONAL OPTION:  You may choose any other annuity option we offer at the time you make your selection.

Minimum Amounts — If you request a payment frequency that would result in income payments of less than $20, we reserve the right to change their frequency to an interval that will result in a payment at least equal to that amount.

Guaranteed Purchase Rates — The guaranteed interest basis for fixed income payments is 1.00%.  The mortality basis is 60% of the Annuity 2000 Mortality Table projected 9 years using the annual projection factors associated with the 1983 Individual Annuitant Mortality Table.  One year will be deducted from the attained age of the Annuitant for every 3 completed years beyond the year 2009. Upon request, we will furnish you the guaranteed purchase rates for ages and periods not shown below.  Annuity benefits available on the Annuity Date will not be less than those provided by the application of an equivalent amount to the purchase of a single premium immediate annuity contract offered by us on the Annuity Date to the same class of Annuitants for the same Annuity Option.

FIXED ANNUITY TABLES

These tables illustrate the minimum fixed monthly annuity payment rates for each $1,000 applied.

OPTION A TABLE	OPTION B TABLE
Payments for a	Life Income with or without a
Certain Period	Certain Period

					Life with 10 Year
	Monthly	Age of	Life Only		Certain Period
Years	Payment	Annuitant	Male	Female	Male	Female

10	8.76	60	2.99	2.75	2.97	2.74
15	5.98	65	3.44	3.14	3.40	3.12
20	4.60	70	4.05	3.67	3.94	3.61
25	3.77	75	4.85	4.40	4.62	4.27
30	3.21	80	5.95	5.44	5.43	5.10
		85	7.46	6.92	6.32	6.05
		90	9.52	8.98	7.19	6.99
		95	12.31	11.65	7.96	7.81

This page intentionally left blank — for the time being.

Will be needed in production only if necessary to force

“back page” text to the reverse in a two-sided print process.

SG-RILA-P-2017	[ 4/20 ]

PROTECTIVE LIFE INSURANCE COMPANY

[ Nashville, Tennessee ]

(A Stock Insurance Company)

INDIVIDUAL SINGLE PREMIUM DEFERRED REGISTERED INDEX-LINKED ANNUITY CONTRACT

(Non-Participating)

THIS IS A LEGALLY BINDING CONTRACT - READ IT CAREFULLY

Administrative Office:

PROTECTIVE LIFE INSURANCE COMPANY

[ www.protective.com ]

[ 2801 Highway 280 South, Birmingham, Alabama  35223

P. O. Box 1928, Birmingham, Alabama 35201-1928

(800) 456-6330 ]